Exhibit 99.7

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of Porto Holdco B.V. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission (Registration No. 333-            ) for the registration under the Securities Act of ordinary shares issuable in connection with the business combination between Pace Holdings Corp., Playa Hotels & Resorts B.V., New PACE Holdings Corp. and the Registrant.

/s/ Elizabeth Lieberman
Elizabeth Lieberman

December 19, 2016